Exhibit 10.1

AMENDMENT NO. 1
TO CREDIT AGREEMENT

This Amendment No. 1 to Credit Agreement is dated as of May 3, 2013 (the “Agreement”), and is among the Lenders identified on the signature pages hereof as Lenders (which Lenders constitute the Required Lenders), WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFB ”), as administrative agent for the Lenders (WFCF, in that capacity, “ Agent ”) and Co-Lead Arranger, HSBC BANK USA, N.A., (“ HSBC ”) as Syndication Agent and Co-Lead Arranger, and PAC-VAN, INC. (“ Borrower ”).

The Lenders, Agent, and Borrower are party to a Credit Agreement dated as of September 7, 2012 (as amended, restated, supplemented, or otherwise modified before the date of this Agreement, the “ Credit Agreement ”).

The parties also desire to modify the Credit Agreement in certain respects.

The parties therefore agree as follows:

1. Definitions. Defined terms used but not defined in this Agreement are as defined in the Credit Agreement.

2. Amendments to Credit Agreement. Subject to the satisfaction of each of the conditions to effectiveness set forth in Section 4 of this Agreement, the parties hereto agree as follows:

(a) The opening paragraph appearing at the top of page 1 of the Credit Agreement immediately prior to Section 1thereof is hereby amended and restated in its entirety to read as follows:

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of September 7, 2012, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “ Lender ”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “ Agent ”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as a co-lead arranger (any institution serving in such capacity, together with its successors and assigns in such capacity, a “ Co-Lead Arranger ”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as book runner (in such capacity, together with its successors and assigns in such capacity, the “ Book Runner ”), HSBC BANK USA, N.A., a national banking association, as syndication agent (“ Syndication Agent ”) and as a Co-Lead Arranger, PAC-VAN, INC., an Indiana corporation (“ Pac-Van ”), and the Subsidiaries of Pac-Van identified on the signature pages hereof (such Subsidiaries, together with Pac-Van, are referred to hereinafter each individually as a “ Borrower ”, and individually and collectively, jointly and severally, as the “ Borrowers ”).

(b) Section 6.7 of the Credit Agreement is hereby amended to (i) remove the word “and” which appears at the end of Section 6.7(f), (ii) replace the period (“.”) at the end of Section 6.7(g) with “; and” and (iii) add the following new Section 6.7(h) immediately after the end of Section 6.7(g):

“(h) Pac-Van may declare and pay dividends to GFN on account of Equity Interests issued to GFN by Pac-Van that do not constitute “Series A Cumulative Preferred Stock” (as defined in Pac-Van’s Governing Documents as in effect on the date of this Agreement) in an aggregate amount not to exceed, in any fiscal year of Pac-Van, the lesser of (i) $4,000,000, (ii) the Series C Preferred Dividend Percentage of the stated liquidation preference of Series C Preferred Stock of GFC which is issued and outstanding and (iii) the actual amount of annual dividends required to be paid in respect of the Series C Preferred Stock of GFC which is issued and outstanding, so long as before and immediately after giving effect to the payment of any such dividend, (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (2) Pac-Van is Solvent, (3) Excess Availability is greater than or equal to $4,000,000, (4) the Fixed Charge Coverage Ratio, measured on a trailing-twelve-months’ basis as of the end of the most recently completed month for which financial statements have been provided to Agent pursuant to Section 5.1 , both actual and giving  pro forma  effect to the payment of that dividend, will be greater than 1.25 to 1.00 and (5) such dividends are paid no earlier than ten (10) Business Days prior to the date GFC is required to fund dividends in a like amount in respect of the Series C Preferred Stock of GFC.”

(c) Section 8 of the Credit Agreement is hereby amended to (i) remove the word “or” which appears at the end of Section 8.10, (ii) replace the period (“.”) at the end of Section 8.11 with a semicolon (“;”), (iii) replace the period (“.”) at the end of Section 8.12 with “; and” and (iv) add the following new Section 8.13.immediatly after the end of Section 8.12:

“8.13 Required Series C Preferred Equity Contributions. The failure of Pac-Van to receive a cash equity contribution (within five (5) Business Days following the date of any issuance by GFC of Series C Preferred Stock of GFC) equal to an amount not less than 80% of the stated liquidation preference of any shares of Series C Preferred Stock of GFC issued by GFC.”

(d) The Definition of “Lead Arranger” set forth in Schedule 1.1 to the Credit Agreement is hereby amended to read in its entirety as follows:

““Co-Lead Arranger(s)” has the meaning set forth in the preamble to the Agreement.”

(e) The Definition of “Fixed Charge Coverage Ratio” set forth in Schedule 1.1 to the Credit Agreement is hereby amended to read in its entirety as follows:

““Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the ratio of (a) the result of (i) EBITDA for such period,  minus  (ii) Net Unfinanced Capital Expenditures for such period,  minus  (iii) all Affiliate Distributions under Section 6.7(e)  and/or Section 6.7(h)  paid during such period, to (b) Fixed Charges for such period.”

(f) Schedule 1.1 to the Credit Agreement is hereby amended by adding the following terms in proper alphabetical order:

““Series C Preferred Dividend Percentage” means, the “Stated Rate” as such term is defined in the Certificate of Designations, Preferences and Rights of the Series C Cumulative Redeemable Perpetual Preferred Stock of GFC as in effect on the date of the initial issuance by GFC of any Series C Preferred Stock of GFC.

“Series C Preferred Stock of GFC” means Series C Cumulative Redeemable Perpetual Preferred Stock issued by GFC, which shall not, in any event, exceed 400,000 shares of such Equity Interest.”

(g) Section 15.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“15.18 Co-Lead Arrangers, Book Runner, and Syndication Agent. Each of Co-Lead Arrangers, Book Runner, and Syndication Agent, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank. Without limiting the foregoing, each of Co-Lead Arrangers, Book Runner, and Syndication Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on any of Co-Lead Arrangers, Book Runner, and Syndication Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of Co-Lead Arrangers, Book Runner, and Syndication Agent, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.”

3. Representations. To induce Agent and the Required Lenders to enter into this Agreement, Borrower hereby represents to Agent and the Required Lenders as follows:

(a) that Borrower is duly authorized to execute and deliver this Agreement and is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended by this Agreement, and to perform its obligations under the Credit Agreement, as amended by this Agreement;

(b) that the execution and delivery of this Agreement and the performance by Borrower of its obligations under the Credit Agreement, as amended by this Agreement, do not and will not conflict with any provision of law or of the articles of incorporation or bylaws of Borrower or of any agreement binding upon Borrower;

(c) that the Credit Agreement, as amended by this Agreement, is a legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies;

(d) that the representations and warranties set forth in Section 4 of the Credit Agreement, as amended by this Agreement, are true and correct in all material respects (but if any representation or warranty is by its terms qualified by concepts of materiality, that representation or warranty is true and correct in all respects), in each case with the same effect as if such representations and warranties had been made on the date of this Agreement, with the exception that all references to the financial statements mean the financial statements most recently delivered to Agent except for such changes as are specifically permitted under the Credit Agreement and except to the extent that any such representation or warranty expressly relates to an earlier date;

(e) that Borrower has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, as amended by this Agreement, including those set forth in Section 5, Section 6, and Section 7 of the Credit Agreement; and

(f) that as of the date of this Agreement, no Default or Event of Default has occurred and is continuing.

4. Conditions. The effectiveness of this Agreement is subject to satisfaction of the following conditions:

(a) that Agent has received this Agreement executed by Agent, the Required Lenders and Borrower;

(b) that Agent has received copies (executed or certified, as appropriate) of all other legal documents or minutes of proceedings taken in connection with the execution and delivery of this Agreement to the extent Agent or its counsel reasonably requests;

(c) that the closing of the initial issuance and sale of shares of the Series C Preferred Stock of GFC has occurred;

(d) that Borrower has paid all fees and expenses required to be paid by Borrower on the date of this Agreement under this Agreement, the Credit Agreement, or the other Loan Documents; and

(e) that all legal matters incident to the execution and delivery of this Agreement are satisfactory to Agent and its counsel.

5. Release. Borrower hereby waives and releases any and all current existing claims, counterclaims, defenses, or set-offs of every kind and nature which it has or might have against Agent or any Lender arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments delivered in connection with or relating to the foregoing, or this Agreement. Borrower hereby further covenants and agrees not to sue Agent or any Lender or assert any claims, defenses, demands, actions, or liabilities against Agent or any Lender which occurred prior to or as of the date of this Agreement arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments delivered in connection with or relating to the foregoing, or this Agreement.

6. Miscellaneous.

(a) This Agreement is governed by, and is to be construed in accordance with, the laws of the State of Illinois. Each provision of this Agreement is severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(b) This Agreement binds Agent, the Lenders and Borrower and their respective successors and assigns, and will inure to the benefit of Agent, the Lenders and Borrower and the successors and assigns of Agent and each Lender.

(c) Except as specifically modified or amended by the terms of this Agreement, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference in this Agreement and in all respects continue in full force and effect. Borrower, by execution of this Agreement, hereby reaffirms, assumes, and binds itself to all of the obligations, duties, rights, covenants, terms, and conditions that are contained in the Credit Agreement and the other Loan Documents.

(d) Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, will be deemed to refer to the Credit Agreement, as amended by this Agreement.

(e) This Agreement is a Loan Document. Borrower acknowledges that Agent’s reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees) incurred in drafting this Agreement and in amending the Loan Documents as provided in this Agreement constitute Lender Group Expenses.

(f) The parties may sign this Agreement in several counterparts, each of which will be deemed to be an original but all of which together will constitute one instrument.

[Signature pages to follow]

The parties are signing this Amendment No. 1 to Credit Agreement as of the date stated in the introductory clause.

PAC-VAN, INC., as a Borrower and as the initial Administrative Borrower

By:	/s/ Christopher A. Wilson
Name:	Christopher A. Wilson
Title:	Secretary

Signature page to Amendment No. 1 to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, Co-Lead Arranger and as a Lender

By:	/s/ Brian Hynds
Name:	Brian Hynds
Its Authorized Signatory

Signature page to Amendment No. 1 to Credit Agreement

HSBC BANK USA, N.A., as Syndication Agent, Co-Lead Arranger and as a Lender

By:	/s/ William Ozaki
Name:	William Ozaki
Its Authorized Signatory

Signature page to Amendment No. 1 to Credit Agreement